AMENDMENT NO. 1 TO
                       SUPPLEMENTAL COMPENSATION AGREEMENT

      Amendment No. 1 to Supplemental Compensation Agreement ("Amendment") made as of the 25th day of July 2000, by and between WATTS INDUSTRIES, INC., a Delaware corporation with its principal place of business in North Andover, Massachusetts (the "Company"), and Timothy P. Horne, an individual residing in Andover, Massachusetts ("Mr. Horne"). Capitalized terms used herein and not otherwise defined will have the meanings ascribed thereto in the Original Agreement (as defined below).

                                   WITNESSETH:

      WHEREAS, the Company and Mr. Horne are parties to a Supplemental Compensation Agreement dated September 1, 1996 (the "Original Agreement"); and

      WHEREAS, the Company and Mr. Horne desire to amend the Original Agreement as provided in this Amendment.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Amendment to Section 1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

            "1. Supplemental Compensation.

                  (a) Monthly Payments. Commencing on the date on which Mr.
            Horne shall have ceased to be a full time employee of the Company or any subsidiary thereof (the "Termination Date"), regardless of the reason of such termination (other than a termination of Mr. Horne's employment by reason of death), and, subject to Section 1(b) below, continuing until the date of Mr. Horne's death, Mr. Horne shall receive Supplemental Compensation equal on an annual basis to the greater of (i) one-half of the average of Mr. Horne's annual base salary as an employee of the Company during the three years immediately prior to the Termination Date or (ii) $400,000; provided, however, that the amount applicable under this clause (ii) shall be automatically subject to a percentage increase as of each anniversary of the date hereof, based on the amount applicable under this clause (ii) with respect to the year then ended, with such percentage increase determined with reference to the aggregate percentage increase for the preceding twelve months of the Consumer Price Index For All Urban Consumers as published by the United States Department of Labor. Such Supplemental Compensation shall be paid in equal monthly installments payable on the first day of each month, with the first such payment due on the first day


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            of the month following the Termination Date. In the event of Mr.
            Horne's death, the Company shall make a Supplemental Compensation payment as provided above to Mr. Horne's estate on the first day of the month following the date of Mr. Horne's death, thereby terminating this Agreement and its obligation to make further payments hereunder.

                  (b) Lump Sum Payment. If a Change of Control (as defined
            below) occurs on or after the Termination Date, Mr. Horne shall have the right, in his sole discretion, to elect to receive a lump sum cash payment (the "Lump Sum Payment") equal to the present value (using the discount rate and mortality table then applicable under the Watts Industries, Inc. Retirement Plan for Salaried Employees) of a stream of equal monthly payments of $23,650 each continuing until Mr. Horne's death, with the last payment being made on the first day of the month following the date of Mr. Horne's death. Any such election shall be made by written notice to the Company on or before, or within thirty (30) days after, the date of such Change of Control, and the Company shall pay the Lump Sum Payment to Mr. Horne on the date of such Change of Control, unless such notice is given after the Change of Control in which case payment shall be made within fifteen (15) days following receipt of such notice. Upon payment by the Company to Mr. Horne of the Lump Sum Payment, this Agreement and the obligations of the Company (including the obligation to make payments under Section 1(a) hereof) and Mr. Horne (including his obligations under Section 2 hereof) hereunder will terminate, provided that the obligations of the Company and Mr. Horne under Section 1(c) hereof shall continue.

                  (c) Tax Gross-up.

                        (i) Notwithstanding anything to the contrary in this
                  Agreement, in the event of any transaction (including a Change of Control) that would be deemed a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company's assets, in each case as those terms are used under Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), payments in the nature of compensation to Mr. Horne by the Company shall be increased by an amount equal to the sum of the following amounts (x) the amount of any excise tax payable by Mr. Horne pursuant to Section 4999 of the Code by reason of payments made by the Company to Mr. Horne pursuant to this Agreement (other than pursuant to this subsection 1(c)) or any other arrangement or agreement between the Company and Mr. Horne, and (y) an amount equal to all Federal, state and local taxes, including excise taxes payable pursuant to Section 4999 of the Code, payable by Mr. Horne with respect to payments made to Mr. Horne pursuant to this subsection 1(c). For


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                  purposes of this subsection 1(c), Mr. Horne shall be deemed to be subject to tax at the highest marginal rate of Federal, state and local taxes. Payments pursuant to this subsection shall be made at the same time as the payments giving rise to the excise tax. The determination of the amount of the payment to be made to Mr. Horne pursuant to this subsection 1(c) shall be made by such tax professional as may be selected by Mr. Horne, subject to the consent of the Company, which consent shall not be unreasonably withheld.

                        (ii) In the event that the Internal Revenue Service
                  subsequently adjusts the excise tax payable by Mr. Horne, the Company shall pay to Mr. Horne, or Mr. Horne shall pay to the Company, as the case may be, within sixty (60) days of the final determination of such adjustment, an amount calculated as follows:

                              (x) if the amount of the excise tax is reduced,
                        Mr. Horne shall pay to the Company the amount of such reduction (including the amount of any related interest due from the Internal Revenue Service) plus the amount of any payment that Mr. Horne received pursuant to subsection 1(c)(i)(y) hereof that he would not have received had the excise tax originally payable by Mr. Horne been reduced by the aggregate amount refunded to him by the Internal Revenue Service; and

                              (y) if the amount of the excise tax is increased,
                        the Company shall pay to Mr. Horne the amount of such increase (including the amount of any related interest and penalties) plus the amount payable pursuant to subsection 1(c)(i)(y) hereof with respect to such increase.

                  (d) Change of Control. For purposes of this Agreement, the term "Change of Control" means any of the following events:

                        (i) a merger or consolidation of the Company with or
                  into another corporation, limited liability company or other entity, or the merger or consolidation of another corporation, limited liability company or other entity with or into the Company, with the effect that, immediately after such transaction, the stockholders of the Company immediately prior to such transaction have beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of less than fifty percent (50%) of the total voting power of the outstanding securities of the entity surviving such merger or consolidation;


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                        (ii) the acquisition by any "person" or "group" (as such
                  terms are used in Sections 13(d) and 14(d) of the Exchange
                  Act), other than one or more Horne Family Holders, of beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this subsection 1(d)(ii) such person or group shall be deemed to have beneficial ownership of all shares that any said person or group has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power of the Company's then outstanding securities; or

                        (iii) the sale, lease or other transfer (in one
                  transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries to any person, excluding any sale, lease or other transfer to or among the subsidiaries of the Company.

            For purposes of this definition, (x) the term "person" includes a person within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and (y) the term "Horne Family Holder" means any descendant of George B. Horne, any spouse of any descendant of George B. Horne, and any limited partnership, trust (including any voting trust) or other entity in which all of the beneficial interests are held, directly or indirectly, by one or more of such descendants or spouses."

      2. Amendment to Section 2. Section 2 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

            "2. Services of Mr. Horne. Following termination of Mr. Horne's status as an employee of the Company and its subsidiaries (whether full or part time), Mr. Horne hereby agrees to make himself available to serve the Company and its subsidiaries so long as he is physically able to do so, upon request of the Board of Directors, as a consultant and as Chairman of the Board of Directors for a minimum of 300 hours per year commencing on the Termination Date; provided, however, that in no event shall Mr. Horne be required to devote more than 500 hours per year to the performance of services hereunder; and provided further, however, that Mr. Horne's physical inability to perform services hereunder shall not affect or limit the Company's obligation under Section 1. The obligations of Mr. Horne under this Section 2 will terminate upon payment by the Company of the Lump Sum Payment."


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      3. Miscellaneous.

            (a) Except as expressly amended by this Amendment, the Original Agreement shall remain in full force and effect in accordance with its terms.

            (b) More than one counterpart of this Amendment may be executed by the parties hereto, but all of such counterparts taken together shall be deemed to constitute one and the same Amendment.

            (c) This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

                                 [END OF TEXT]


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      IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Mr. Horne, as of the date and year first above written.

                                       WATTS INDUSTRIES, INC.


                                       By: /s/ Daniel J. Murphy III
                                           -------------------------------------
                                           Name:
                                           Title: Compensation Committee
                                                  Chairman


                                       /s/ Timothy P. Horne
                                       ---------------------------------------
                                       TIMOTHY P. HORNE


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